Exhibit 10.10

STRATA BANK

STRATA BANK EMPLOYEE STOCK OWNERSHIP PLAN

AMENDMENT EFFECTIVE MAY 15, 2007

WHEREAS, Strata Bank, a corporation organized under the laws of the Commonwealth of Massachusetts (the “Bank”) established the Strata Bank Employee Stock Ownership Plan (the “ESOP”), effective as of November 1, 1997; and

WHEREAS, under Section 13.3 of the ESOP, the Bank has reserved the right to amend the ESOP at any time and for any reason; and

WHEREAS, the Bank also maintains a profit-sharing plan intended to satisfy the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which includes a cash-or-deferred arrangement within the meaning of Section 401(k) of the Code (the “401(k) Plan”); and

WHEREAS, the Bank most recently amended the ESOP by adoption, effective March 28, 2005, of the First Amendment; and

WHEREAS, the Bank desires to amend the ESOP to merge the ESOP with and into the 401(k) Plan, effective June 29, 2007.

NOW, THEREFORE, the Plan is hereby amended as follows, effective May 15, 2007 except as otherwise indicated below:

1. Section 1 is amended by inserting immediately after subsection 1.6 the following new subsection:

“1.7 Merger of Plan. Effective June 29, 2007, the Plan was merged with and into the SBERA 401(k) Plan as adopted by Strata Bank. In connection with such merger, (i) no Participant’s or Beneficiary’s proportionate interest in the Trust Fund was reduced, (ii) no benefit provided any Participant prior to June 29, 2007 was reduced or restricted, either directly or indirectly, and (iii) no portion of the Trust Fund shall be diverted to purposes other than the exclusive benefit of the Participants and their Beneficiaries prior to the satisfaction of all liabilities under the Plan. In the event of the termination of the SBERA 401(k) Plan as adopted by Strata Bank (or its successor plan or the surviving plan immediately following a transfer, merger, or consolidation of such 401(k) plan), each Participant and Beneficiary shall be entitled to a benefit not less than the benefit he or she would have been entitled to if the plan in which he or she was previously a participant or beneficiary had terminated immediately prior to such transfer, merger, or consolidation.”

2. Section 9 is amended by inserting immediately after subsection 9.4 the following new subsection:

“9.4A Full Vesting for Active Participants Upon Plan Merger. Notwithstanding Section 9.1, a Participant’s interest in his Account shall fully vest on May 15, 2007 (if not fully vested prior thereto) in connection with the merger of the Plan with and into the SBERA 401(k) Plan as adopted by Strata Bank in accordance with Section 1.7, provided that on May 15, 2007, the Participant is actively employed by the Company; or absent on an approved leave, including without limitation, approved vacation, medical, military or personal leave.”

IN WITNESS WHEREOF, Strata Bank has caused this instrument to be executed as of May 15, 2007 by its duly authorized officer.

STRATA BANK

By:  /s/ Dana S. Philbrook

        Its Chief Financial Officer

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